UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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MID PENN BANCORP, INC.

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Sitting down to write this shareholder letter on the 210th anniversary of the birth of Abraham Lincoln brought to mind his quote, “The best way to predict the future is to create it.” While we started 2018 with $1.1 billion in assets and 23 retail locations, we ended the year with $2.1 billion in assets and 38 retail locations. In 2018, Mid Penn Bancorp, Inc. and its subsidiary Mid Penn Bank had an action-packed year that we predict has laid the groundwork for a future of financial success and shareholder return.

Shareholder Return

In the first quarter of 2018, we paid cash dividends that totaled $0.25 a share, making that our largest quarterly dividend payout in 14 years. Subsequent quarterly dividends pushed our total payout in 2018 to $0.70 a share. That is the largest annual dividend we have had since 2008. Our primary objective each year is to provide you, our shareholders, with a great return on your investment. That return comes from those cash dividends and growth in the per share value of the stock. With strong earnings per share, we are able to pay a healthy dividend while still retaining enough to drive up book value per share, a key metric in stock valuation. Throughout 2018, book value per share increased from $17.85 at December 31, 2017 to $26.38 at December 31, 2018, a 47% increase.

Earnings

For the 2018 year, we hit a record-high $10,494,000 in net earnings. While new capital was added through the two acquisitions we completed in 2018 (described in more detail below), the full benefit of the increased capital was not realized until later in the year. As a result, earnings per share slipped to $1.48 in 2018 from $1.67 in 2017. The momentum in earnings, however, grew throughout the year. In fact, the fourth quarter of 2018 was accretive by $0.42 a share over the fourth quarter of 2017. We are pleased with that trend and encouraged as we enter 2019.

Organic Growth

Our 2018 financial success was attained through strong organic growth in consumer, business and municipal relationships throughout our legacy markets in Central Pennsylvania. In those markets, we grew total loans by 17% while improving both net interest margin and asset quality. Throughout the year, we originated $447 million in new loans, a record level for the bank. Deposit growth was much more challenging due to competitive pricing pressures, but we still managed 3% organic growth. The net interest earned from our organic loan and deposit growth accounted for almost one-third of the 49% increase in net interest income. We also managed to have a great year in noninterest income. Most sources of noninterest income increased year-over-year, including our trust and wealth management revenues, mortgage banking revenues and interchange (or debit and credit card) revenues. The focus we developed on all of those areas a few years ago is beginning to bear fruit in very meaningful ways.

Beyond our organic balance sheet growth, we also expanded our branch presence in existing markets in 2018. In the first quarter of 2018, we opened a new retail location in Halifax, PA and followed that up with a new location in Pillow, PA later in the third quarter. Both of these Upper Dauphin County locations did well in their first year and reinforce our dominance in that region.

Asset Quality

The year we had in asset quality in 2018 was a solid continuation of the good trends experienced over the last few years. For the second consecutive year, we ended with a net recovery instead of a net charge-off. Additionally, our delinquency rate was 0.09% at year end! The high quality of our loan portfolio is something in which we take great pride. In the last 10 years, we have originated over $2 billion of commercial, residential and consumer loans throughout Central Pennsylvania. In the process of doing so, we completely revamped the loan portfolio and the quality of the loans therein. The company’s financial success, to a great extent, goes as the asset quality of the loan portfolio goes. We head into 2019 confident in that asset quality.

Mergers and Acquisitions

The organic growth success we had in 2018 is only part of the story. In the first quarter, we finalized the purchase of The Scottsdale Bank & Trust Company of Westmoreland and Fayette Counties and successfully converted their customers onto our systems. That acquisition added approximately $281 million of assets, including $71 million in loans. It also added $210 million of core deposits, which was an important source of funding for the organic loan growth mentioned above. The addition of Scottsdale gave us both the asset size and additional capital to better serve customers throughout our markets.

Shortly after we completed the acquisition of Scottsdale, we announced the acquisition of First Priority Financial Corporation of Malvern, PA. First Priority was a $642 million community bank serving Chester, Bucks, Montgomery and Berks Counties. Legal merger close occurred in the third quarter and we successfully converted their customers onto our systems in October. With First Priority, we added $512 million in loans and $399 million in core deposits. That acquisition not only gives us access to new and dynamic markets, but also the size to fully serve the needs of customers in those markets. Through this merger we picked up four additional Board members with Joel Frank, Alan Novak, Patrick Smith and David Sparks, all former First Priority Board members.

We believe both acquisitions were strategically important for Mid Penn. To establish a presence organically in those markets would have taken years of investment without much return. We did, however, pay a premium for each company. That premium has created a significant level of goodwill on our balance sheet and the tangible book value of our stock was consequently diluted. Warren Buffet once said, “It’s far better to buy a wonderful company at a fair price than a fair company at a wonderful price.” We feel Scottsdale and First Priority were wonderful companies that we purchased for a fair price. The dilution to tangible book from those combined transactions, we feel, will be earned back within a reasonable period of time.

Community Service

While we almost doubled our size in 2018 and began serving six new counties, we stayed true to our community bank roots. In 2018, Mid Penn contributed $251,000 to various charitable organizations. We also orchestrated $460,000 of Earned Income Tax Credit giving, bringing total corporate contributions to $711,000. Additionally, our employees contributed $57,000 out of their own pockets and over 3,000 hours of their own time to various charities. Including these contributions from the company and its employees, as well as additional fundraising from outside sources that we coordinated for several of our events, Mid Penn was responsible for over $865,000 being contributed to the communities, schools, and deserving nonprofit organizations throughout our footprint in 2018. Major company projects for the year included the Fourth of July Fireworks in Millersburg for the tenth straight year, the Mid Penn Bank Celebrity Golf Tournament for Breast Cancer - which raised $100,000 - and our No Shave November partnership with Penn State Cancer Institute’s Urology Division which raised $40,000 for prostate cancer research. It was our most charitable year yet as an organization! Strong financial performance while supporting the community is the Mid Penn Bank way.

Recognition

As 2018 progressed, we once again received some important industry recognition. For the fifth year in a row, we were recognized as being one of the Top 200 Community Banks in the country by American Banker for our performance in return on equity. Also, for the fifth year in a row, we won the “Grow Your Community” Award from the Pennsylvania Association of Community Bankers for our fundraising efforts with the aforementioned No Shave November campaign. The work we did with our charity golf tournament garnered a “Pink Ribbon Award” from the Pennsylvania Breast Cancer Coalition.

Board Diversity and Succession

In last year’s shareholder letter, we identified the importance of diversifying our Board of Directors and building a strong succession plan. As you will see in the proxy materials that accompany this annual report, we have added Kimberly J. Brumbaugh of Lancaster County to our Board. After a fairly exhaustive search, in which we identified many qualified candidates, we were fortunate to have Ms. Brumbaugh accept our invitation. Ms. Brumbaugh is a wealth management professional and business owner who works in Chester County and provides great community support throughout Southeastern Pennsylvania. In the proxy materials that accompany this report, you will see a discussion on our Board diversity goals and the direction we are taking to assure an effective director succession plan. Our Board of Directors is and always has been a valuable asset, and our plan is to make sure that it constantly evolves to meet all of our objectives.

Our 2019 Plan

By the time you read this letter, we will already be one quarter of the way through 2019. That first quarter will be a significant first step in recognizing the benefit of the work we did in 2018. Our plan this year is straightforward. Continue the strong organic growth in loans and deposits we have had in our legacy markets of Dauphin, Cumberland, Schuylkill, Northumberland and Luzerne Counties. Keep building on the success we have had over the last few years since entering Lancaster County. Complete the cultural integration of our new markets in Westmoreland, Fayette, Chester, Bucks, Montgomery and Berks Counties and actually grow our presence in each of those areas. Make significant progress in earning back the tangible book value dilution of the two mergers completed in 2018 that afforded us these new markets. Continue the development and expansion of noninterest income sources. And, of course, provide that wonderful community support that has become part of our calling card. While 2018 was a milestone year in many ways, the Mid Penn team has already hit the ground running to make 2019 even better.

If the best way to predict our future is to create it, then we are confident that we are creating THE best bank in the state of Pennsylvania. Most importantly, we are building a future of financial success for the benefit of our shareholders, employees, customers and communities.

Thank you for your investment in and support of Mid Penn Bancorp, Inc. and Mid Penn Bank where we predict that the best is yet to come!

Rory G. Ritrievi

President and CEO

Robert C. Grubic

Chairman of the Board